Exhibit 10.1

SECURED PROMISSORY NOTE

$_____________	, 2022
San Diego, California

FOR VALUE RECEIVED, ImageWare Systems, Inc., a Delaware corporation having its principal office at 11440 W. Bernardo Court, Suite 300, San Diego, California, 92127 ("Borrower"), hereby unconditionally promises to pay to the order of                    having an office at           or its assigns ("Lender"), the principal amount of $                            (the "Loan Amount") at Lender's office, or at such other place as Lender may from time to time designate in writing, in lawful money of the United States, together with all accrued interest thereon as provided in this Promissory Note (this "Note"), and all other amounts and Secured Indebtedness (as defined below) due and payable under this Note, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms.

1.    Payment of Interest and Principal. Interest and principal under this Note shall be payable as follows:

1.1.    Interest. Except as otherwise provided in this Note, the outstanding Loan Amount shall accrue a fixed, minimum interest equal to 10% of the Loan Amount (the “Guaranteed Interest”). The Guaranteed Interest shall accrue and be fully earned upon the advance by the Lender of the Loan Amount.

1.2.    Payment Date. Within three (3) business days of Borrower’s receipt of payment (the "Scheduled Maturity Date") of the debt due to Borrower by Four Points Technology, L.L.C. (the “Four Points Debt”), a payment in the aggregate amount of the then outstanding and unpaid Loan Amount, together with the applicable Guaranteed Interest thereon, shall become immediately due and payable in full, unless, prior to the Scheduled Maturity Date, Lender exercises its right to allocate the Loan Amount and Guaranteed Interest to the Exchange.

1.3.    Prepayment. Borrower may prepay all or any portion of the outstanding and unpaid Loan Amount, together with the applicable Guaranteed Interest.

2.    Series D Exchange. In the event Borrower enters into any arm’s-length agreement with an unaffiliated third-party pursuant to which Borrower will (i) merge or consolidate with any other Person (regardless of which Person is the surviving entity); (ii) sell or dispose of substantially all of its assets; or (iii) sell more than 50% of its outstanding equity securities, then, in each case, Lender shall have the right, but not the obligation, to allocate the outstanding principal amount of the Loan and the applicable Guaranteed Interest advanced to Borrower into the exchange of such Lender’s shares of Borrower’s Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”), into an equivalent amount of secured debt (the “Exchange”), on substantially the same terms as set forth in that certain Exchange Agreement, Waiver, and Amendment, by and between Borrower and certain funds and accounts managed by Nantahala Capital Management, LLC.

3.    Commitment to Repayment. Upon receipt by Borrower of the Four Points Debt, Borrower covenants to Lender that, unless Lender exercises its right to allocate the Loan Amount and Guaranteed Interest to the Exchange, Borrower shall first pay the Loan Amount and Guaranteed Interest due under this Note (and the principal and interest due pursuant to any other promissory notes issued as an advance on the Four Points Debt (together with the Note, the “Four Points Notes”) out of the proceeds of the Four Points Debt, prior to Borrower’s use of such proceeds for any other purpose.

4.    Events of Default. In the event Borrower fails to pay: (a) any principal amount of the Loan when due; or (b) the Guaranteed Interest or any other amount when due and such failure continues for five (5) days after the original due date shall constitute an event of default ("Event of Default") under this Note.

5.    Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Lender may at its option by written notice to Borrower: (a) declare the entire principal amount of this Note, together with Guaranteed Interest, immediately due and payable; and (b) exercise any or all of its rights, powers, or remedies under this Note or applicable law or available in equity.

6.    Late Charge. Borrower acknowledges that if any amount is not paid when due, Lender will incur additional costs. Consequently, Borrower agrees to and shall pay Lender a late charge equal to five percent (5%) of any outstanding principal plus adjustments and interest. The late charge will become immediately due ten (10) days after the delinquency of the payment.

7.    Lawful Money, Waiver, Etc. The Loan Amount will be paid in lawful money of the United States of America. Every party who is now or hereafter becomes liable for the payment of this Note: (a) waives diligence, presentment, protest, demand for payment, notice of protest, dishonor and notice of nonpayment of this Note; (b) expressly agrees that this Note, or any payment under this Note, may be unilaterally extended by Lender from time to time; (c) consents that Lender may (but will not be required to) release all or any part of the property encumbered by the security agreements; and (d) consents to the acceptance of additional security for this Note, all without in any way affecting the liability of any party.

8.    Waivers. Borrower and every person who assumes the obligation of this Note with the consent of Lender: (a) consents and agrees to be bound by and comply with all promises, covenants, and provisions of this Note and promises absolutely and unconditionally to pay it when due, whether at maturity, by acceleration, or otherwise; (b) consents to all waivers contained in this Note; and (c) waives presentment, demand, protest, notice of protest, notice of dishonor, notice of non-payment (except as specifically provided in this Note), and notice of any kind with respect to this Note or the performance of the obligations under this Note.

9.    General Provisions. “Borrower” includes any successor or assignee of this Note. “Lender” includes any successor Lender of this Note. Captions in this Note are for convenience only and do not define, describe or limit the scope or intent of this Note.

10.    Security. This Note (together with all other Four Points Notes) will be secured by the Four Points Debt in an aggregate amount across all Four Points Notes not to exceed $675,000, and Lender shall have a first-priority interest in any proceeds received therefrom by Borrower in an aggregate amount across all Four Points Notes not to exceed $675,000 (the “Secured Indebtedness”).

11.    Third Party Beneficiaries. This Note shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties.

12.    Attorneys’ Fees and Costs. If any legal action or other proceeding is brought for the enforcement of this Note, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Note, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13.    Governing Law. All questions about the construction of this Note, and the rights and liabilities of the parties to this Note, shall be governed by the laws of the State of California.

14.    Entire Agreement. This Note contains the entire agreement of the parties, and supersedes any prior written or oral agreements between them concerning the subject matter of this Note. There are no representations, agreements, arrangements, or understandings, oral or written, among the parties, relating to the subject matter of this Note, that are not fully expressed in this Note.

BORROWER:

By:
Kristin Taylor, President and Chief Executive Officer